EXHIBIT 4.1

Kemper Investors Life Insurance Company A Stock Life Insurance Company [1400 American Lane] [Schaumburg, Illinois 60196]

Contract Number:	KIL100-1000

Jurisdiction:	[STATE OF DELAWARE]

Contract Date:	[April 24, 2008]

Contractholder:	[Wilmington Trust Company]

READ THIS CONTRACT CAREFULLY

This Contract is a legal contract between the Contractholder and Kemper Investors Life Insurance Company (hereinafter referred to as “we”, “us” “our” and the “Company”).

The Company will provide annuities and other benefits as set forth in this Contract, subject to its provisions. This Contract is delivered in the jurisdiction named above and is governed by the laws of that jurisdiction.

RIGHT TO CANCEL - FREE LOOK PROVISION - At any time within [30] days after [(1) you receive this Contract or (2) you are advised that we have issued this Contract, you may return this Contract, along with a notice of cancellation,] to us at our home office or at such other location as we may designate in writing. Immediately upon our receipt of this Contract [and your notice of cancellation], this Contract will be voided as if it had never been in force. Each Owner may cancel his or her Certificate issued under this Contract at any time within [30] days after [(1) he or she receives the Certificate or (2) he or she is advised that we have issued the Certificate, by returning the Certificate, along with notice of cancellation,] to us at our home office or at such other location as we may designate in writing. Immediately upon our receipt of the Certificate [and such notice of cancellation], the Certificate will be voided as if it had never been in force. [We will refund the greater of (1) all Purchase Payments, less any charges deducted from the Purchase Payments for services we actually provided or (2) Contract Value on the date this Contract or the Certificate, as the case may be, and your notice of cancellation, are received. We will refund such amount as soon as possible or within [10] days following our receipt. We will allocate the Purchase Payment paid to a money market Subaccount during the [30] day Right to Cancel – Free Look period and then allocate the Purchase Payment to the Subaccount(s) as selected on the application on the 41st calendar day after the Issue Date.]

Signed for the Company on the Contract Date.

GROUP VARIABLE ANNUITY CONTRACT

KIL100-1000	Page 1

Definitions

Certificate – The Certificate issued to an Owner which evidences his or her coverage.

Certificate Value - The sum of the Subaccount Values of a Certificate.

Contractholder – The Owner of the Contract.

Contract Date – The date the Contract becomes effective. The Contract Date is shown on page 1 of this Contract.

Issue Date – The date on which we credit the initial Purchase Payment to a Certificate.

Owner – The person(s) who holds a Certificate. An Owner may change ownership by sending us a signed request. The Owner may exercise every right in the Certificate attached to this Contract. These rights are subject to the written consent of any irrevocable beneficiary.

Purchase Payments – The U.S. dollar amount the Company receives, less any applicable premium taxes, to buy the benefits a Certificate provides.

Subaccounts – The Subaccounts available initially under a Certificate as stated in the Certificate Schedule.

Incorporation of Provisions

The provisions of the Certificate(s), and the attached rider(s), endorsement(s) and amendment(s), if any, shown on the Contract Schedule page and attached to this Contract, are made a part of this Contract.

General Provisions

1.    Contract – This Contract, all Certificates issued under the Contract and attached rider(s), endorsement(s) and amendment(s), if any, make up the entire Contract between the Contractholder and the Company. Statements in the applications will be considered representations and not warranties in the absence of fraud.

2.    Incontestability – This Contract is incontestable from the Contract Date.

3.    Certificate(s) – The Company will issue to each Owner a Certificate, and the attached rider(s), endorsement(s) and amendment(s), if any, which are evidence of his or her coverage. Individual Certificates are effective as of the Certificate Date shown on the Owner’s Certificate Schedule. Certificate Values, benefits and all applicable charges will be administered separately for each Certificate issued under the Contract.

4.    Amendment – This Contract may be amended by mutual consent of the Contractholder and the Company. Only the President, Secretary and assistant secretaries, acting together, have the authority to bind us or to make any changes to the Contract and/or any Certificate and then only in writing.

We may change or amend the Contract and/or the Certificates at any time without the consent of the Contractholder or the Owner, if such change or amendment is necessary for the Contract and/or the Certificates to comply with any provision of the U.S. Internal Revenue Code, as amended, or as required by any other applicable federal or state law, rule or regulation.

5.    Assignment of Contract – No assignment of the benefits under this Contract or any Certificate will be binding on us unless made in writing and given to us at our home office or at such other location as we may designate in writing. We are not responsible for the adequacy of any assignment. However, when a written assignment, permitted by U.S. law, is filed with us and recorded by us, all parties to this Contract and Certificates will be subject to the assignment.

6.    Termination of Contract – The Contract may be terminated at any time upon advance written notice either by the Contractholder or by us. Any notice of termination must state the effective date of the termination. Such date must be the first day of a month and cannot be earlier than 31 days after the date the notice is mailed.

7.    Effect of Termination – Termination of the Contract either by the Contractholder or by us, will have no effect on Certificates issued under the Contract prior to the effective date of termination, or upon payments to be made by us under the terms of any such Certificate. Certificates issued under the Contract prior to the effective date of the termination will continue in force and in effect. Upon termination, no new Certificates will be issued under this Contract on or after the effective date of the termination.

8.    Conformity with Law – The Contract conforms to the minimum requirements of the state where the Contract is issued. The state law where the Contract is issued supersedes any conflicting laws of any other state or jurisdiction.

KIL100-1000	Page 2

CONTRACT SCHEDULE

Contract Number:	KIL100-1000

Jurisdiction:	[State of Delaware]

Contract Date:	[April 24, 2008]

Contractholder:	[Wilmington Trust Company]

The provisions of the Certificate(s), and the rider(s), endorsement(s), and amendment(s), if any, shown on this page and attached to this Contract are made a part of this Contract. Certificate(s), rider(s), endorsement(s), and amendment(s), if any, will be issued to individual Owners in accordance with each Owner’s application and payment of initial Purchase Payment:

Form Number	Form Description

US-1000	Group Flexible Premium Variable Deferred Annuity Certificate

US-8150	Application for Group Flexible Premium Variable Deferred Annuity Certificate

US-1001	Individual Retirement Annuity Rider

US-1002	Amendment for Roth Individual Retirement Annuity (“Roth IRA”)

US-1003	Simple IRA - Individual Retirement Annuity Supplemental Rider

[ ]	[ ]

KIL100-1000

(THIS PAGE LEFT INTENTIONALLY BLANK.)

KIL100-1000	Page 4

Kemper Investors Life Insurance Company A Stock Life Insurance Company [1400 American Lane] [Schaumburg, Illinois 60196]

GROUP VARIABLE ANNUITY CONTRACT

KIL100-1000